Exhibit 16.0

2322 Tremont Drive • Baton Rouge, LA  70809
178 Del Orleans Avenue, Suite C • Denham Springs, LA  70726
3445 North Causeway Boulevard, Suite 536 • Metairie, LA 70002
Phone: 225.928.4770 • Fax: 225.926.0945
www.htbcpa.com

September 17, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K, dated on or about September 17, 2013, of State Investors Bancorp, Inc. and agree with the statements contained in the third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,